Exhibit 99.1

Solta Medical Reports Third Quarter 2013 Results

and Actions Implemented to Improve Shareholder Returns

Restructuring Plan Projected to Reduce Annual Expenses by $12 Million

Expects to Generate More Than $8 Million in Cash Flow from Operations in 2014

Engages Piper Jaffray & Co. as Financial Advisor

Expects to Complete New Debt Financing Agreement

HAYWARD, Calif., November 11, 2013 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the third quarter ended September 30, 2013 and a number of actions designed to improve the financial performance of the Company and improve shareholder returns including:

•	A restructuring program projected to reduce annual expenses by $12 million

•	A plan to generate positive cash flow from operations of more than $8 million during 2014

•	The engagement by the Board of Directors of Piper Jaffray & Co. to advise the Board on strategies to maximize shareholder value

In addition, Solta reported that terms have been reached on a new financing agreement to refinance the Company’s debt and provide additional working capital, which is expected to close this month. And, the Board is continuing to conduct its previously reported search for a permanent chief executive officer.

Third Quarter Financial Results

Revenue for the third quarter of 2013 was $33.5 million compared with $35.0 million in the third quarter of 2012. The results reflect lower than planned sales of Fraxel and Liposonix product lines and higher than planned sales of the Thermage and Clear+Brilliant product lines. Revenue from VASER products, which were acquired during the first quarter of 2013, totaled $4 million in Q3 2013. Revenue from treatment tips and consumables for the third quarter of 2013 totaled $17.8 million compared with $16.9 million in the third quarter of the prior year. System sales totaled $13.8 million in the third quarter of 2013 versus $16.2 million in the third quarter of 2012. Revenue in North America totaled $15.3 million compared with $15.2 million in the third quarter a year ago. International revenue was $18.2 million compared with $19.8 million last year. Gross margin for Q3 2013 was $19.0 million and includes $1.8 million of amortization, acquisition related charges and stock based compensation charges. Excluding these charges, the non-GAAP gross profit for the quarter was approximately $20.8 million or 62.0% of revenue compared with 64.9% on a non-GAAP basis in the third quarter last year.

GAAP net income for the quarter was $0.6 million as compared to GAAP net loss of $2.9 million reported for the third quarter of 2012. Non-GAAP net loss for the quarter was $3.3 million, or $0.04 per diluted share, as compared to non-GAAP net income of $2.0 million, or $0.03 per diluted share for same period last year. Non-GAAP adjusted EBITDA for the quarter was $(1.3) million compared to $3.3 million for the same period last year.

“A number of factors impacted our third quarter financial results, most important of which was sales force attrition in North America,” said Mark Sieczkarek, Interim CEO of Solta Medical. “Recently, we have been able to add new sales people with strong qualifications in critical North American sales territories and have appointed new sales leadership in both North America and Europe. Our sales strategy in North America includes implementing changes to the sales structure and marketing approach, which we are in the process of doing. We are already beginning to see signs that our strategy is generating results in the fourth quarter.”

Lower average selling prices on systems, primarily on the Liposonix products, and a higher proportion of international distributor business affected revenue and the gross margin in the quarter. The Company’s GAAP results for the quarter include $2.9 million of amortization and other acquisition related charges, severance expense of $1.1 million, $0.6 million of non-cash stock based compensation charges, and an $8.7 million credit for the fair value reassessment of the expected earn out payments associated with the acquisitions of Liposonix and Sound Surgical Technologies. The Company provides non-GAAP financial measures that exclude these charges and adjustments. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

Debt Financing Agreement

The Company has reached agreement on terms with a secured debt lender for a $40 million financing. The financing would be in the form of a senior secured loan for a term of six years. Under the terms of the agreement, the lender would provide $40 million upon repayment of the loan with Silicon Valley Bank, which would provide increased flexibility for the company’s operations. The term debt has interest only payments for the first four years. The Company expects to complete the financing agreement this month.

The Company’s cash balance at September 30, 2013 was $7.7 million, compared with $16.3 million at the end of June 2013 and does not reflect any impact from the previously referred to financing agreement. The decrease reflected the net loss in the quarter as well as an $8.0 million payment of the outstanding balance on the revolving credit facility with Silicon Valley Bank. Total debt at the end of the quarter was approximately $27 million. The Company will also make a $5 million contingency payment to Valeant related to the acquisition of Liposonix in the fourth quarter of 2013. The Company expects total contingency payments, which are all derived from the acquisition of Liposonix, to be less than $2 million in 2014.

“Our new debt agreement will provide working capital necessary to execute our operating plan to regain momentum and growth in the market and build shareholder returns in 2014. Based on planned operating expense reductions, we expect to generate cash in 2014,” continued Mr. Sieczkarek. “Despite the disappointing financial results in Q3, we have made recent progress in stabilizing and reinvigorating the North American sales force and expect to enter 2014 with growing momentum.”

Operating Plan

The Company is implementing an operating plan for 2014 that focuses on driving revenue growth and reducing annual expenses by $12 million from the expense run rate for the quarter ended September 30, 2013.

Key objectives for the Plan are:

1.	Achieve year-over-year revenue growth

2.	Generate double digit operating profit

3.	Maximize cash flow from operations

“To achieve our 2014 objectives, we have implemented cost reductions that included a reduction in work force. We have carefully reviewed the implications of the reductions we have made and are confident that we will be able to maintain our robust product pipeline and continue to bring to market innovative aesthetic products. These changes will improve our financial results next year, while making us a more customer friendly organization,” stated Mr. Sieczkarek.

Financial Advisor

Solta’s Board of Directors announced that it engaged Piper Jaffray to act as its financial advisor in the evaluation of strategic alternatives. Piper Jaffray will assist the Board in considering a range of options, which may include strategic partnerships, investors, alliances or a possible sale or merger of the company. The Company does not plan to disclose or comment on developments regarding any strategic alternatives until further disclosure is deemed appropriate.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will host a conference call and webcast today, Monday, November 11, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-0844 for domestic participants and 480-629-9835 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative solutions with proven efficacy and safety backed by over 10 years of clinical study and research. The company offers aesthetic energy devices for skin resurfacing and rejuvenation, acne reduction, body contouring and skin tightening, as well as tools and accessories to optimize the latest liposuction techniques. The Solta Medical portfolio includes the well-known brands Thermage®, Fraxel®, Clear + Brilliant®, Liposonix®, Isolaz®, CLARO®, VASERlipo™, VASERshape™, VASERsmooth™, VentX®, PowerX®, TouchView®, and Origins™, which collectively make up a comprehensive platform to address a range of aesthetic skin and body issues. More than two and a half million procedures have been performed with Solta Medical’s products around the world. Solta Medical is headquartered in Hayward, CA with field teams and regional offices worldwide.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding reduction in annual expenses from the Company’s restructuring program, the amount of positive cash flow from operations in 2014, the expected completion of a new debt financing arrangement, improvements in sales execution in North America, and operational imperatives of the 2014 Operating Plan. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2012, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Investors:
Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-9349

Financial Media:
Janine McCargo
EVC Group
646-688-0425

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenue	$33,540	$35,028	$111,260	$104,744
Cost of revenue	14,491	13,813	44,430	39,738

Gross margin	19,049	21,215	66,830	65,006

Operating expenses:
Sales and marketing	14,807	12,403	45,870	40,022
Research and development	4,701	4,849	15,478	15,167
General and administrative	6,246	4,557	19,651	13,832
Remeasurement of contingent consideration liability	(8,700)	1,900	(21,300)	32,600

Total operating expenses	17,054	23,709	59,699	101,621

Income (loss) from operations	1,995	(2,494)	7,131	(36,615)
Interest income	21	3	48	8
Interest expense	(877)	(377)	(2,372)	(1,078)
Other expense, net	(144)	46	(389)	(101)

Income (loss) before income taxes	995	(2,822)	4,418	(37,786)
Income tax provision	351	56	2,546	177

Net income (loss)	$644	($2,878)	$1,872	($37,963)

Net income (loss) per share:
Basic	$0.01	($0.04)	$0.02	($0.60)

Diluted	$0.01	($0.04)	$0.02	($0.60)

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	79,791,789	65,947,361	77,171,829	63,017,220

Diluted	81,025,627	65,947,361	78,337,342	63,017,220

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS),

EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP Gross margin	$19,049	$21,215	$66,830	$65,006

GAAP gross margin as % of sales	57%	61%	60%	62%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$19,049	$21,215	$66,830	$65,006
Amortization and other non-cash acquisition related charges	1,592	1,374	4,811	4,407
Stock-based compensation	158	127	438	366

Non-GAAP gross margin	$20,799	$22,716	$72,079	$69,779

Non-GAAP gross margin as % of sales	62%	65%	65%	67%

GAAP income (loss) from operations	$1,995	($2,494)	$7,131	($36,615)
Non-GAAP adjustments to net income (loss) from operations:
Amortization and other non-cash acquisition related charges	2,651	1,729	7,521	5,475
Remeasurement of contingent consideration liability	(8,700)	1,900	(21,300)	32,600
Acquisition-related expenses	250	16	2,154	167
Severance expenses (credits)	1,083	(18)	1,699	1
Stock-based compensation	596	1,204	3,034	3,553

Non-GAAP income (loss) from operations	($2,125)	$2,337	$239	$5,181
Depreciation expenses	841	943	2,570	2,818

Non-GAAP Adjusted EBITDA	($1,284)	$3,280	$2,809	$7,999

GAAP net income (loss)	$644	($2,878)	$1,872	($37,963)
Non-GAAP adjustments to net income (loss):
Amortization and other non-cash acquisition related charges	2,651	1,729	7,521	5,475
Remeasurement of contingent consideration liability	(8,700)	1,900	(21,300)	32,600
Acquisition-related expenses	250	16	2,154	167
Severance expenses (credits)	1,083	(18)	1,699	1
Stock-based compensation	596	1,204	3,034	3,553
Acquisition-related income tax expense	223	—	2,303	—

Non-GAAP net income (loss)	($3,253)	$1,953	($2,717)	$3,833

GAAP basic net (income) loss per share	$0.01	($0.04)	$0.02	($0.60)
Non-GAAP adjustments to basic income (loss) per share:
Amortization and other non-cash acquisition related charges	$0.03	$0.03	$0.10	$0.09
Remeasurement of contingent consideration liability	($0.11)	$0.02	($0.28)	$0.51
Acquisition-related expenses	$0.00	$0.00	$0.03	$0.00
Severance expenses (credits)	$0.02	($0.00)	$0.02	$0.00
Stock-based compensation	$0.01	$0.02	$0.04	$0.06
Acquisition-related income tax expense	$0.00	$0.00	$0.03	$0.00

Non-GAAP basic net income (loss) per share	($0.04)	$0.03	($0.04)	$0.06

Non-GAAP diluted net income (loss) per share	($0.04)	$0.03	($0.04)	$0.06

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	79,791,789	65,947,361	77,171,829	63,017,220

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per share	81,025,627	65,947,361	78,337,342	63,017,220
Adjustments for dilutive potential common stock	(1,233,838)	5,636,830	(1,165,513)	5,258,069

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	79,791,789	71,584,191	77,171,829	68,275,289

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$7,674	$38,097
Accounts receivable, net	20,331	20,570
Inventories	22,414	16,611
Prepaid expenses and other current assets	5,767	8,476

Total current assets	56,186	83,754
Property and equipment, net	7,215	6,401
Purchased intangible assets, net	56,044	42,428
Goodwill	103,981	96,620
Other assets	948	520

Total assets	$224,374	$229,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$7,929	$7,283
Accrued liabilities	13,656	17,343
Current portion of contingent consideration liability	7,839	21,400
Current portion of deferred revenue	3,953	3,985
Short-term borrowings	694	8,345
Customer deposits	1,067	637

Total current liabilities	35,138	58,993
Deferred revenue, net of current portion	744	683
Term loan, net of current portion	25,954	18,063
Non-current tax liabilities	4,818	2,478
Contingent consideration liability	21,500	38,500
Other liabilities	253	899

Total liabilities	88,407	119,616

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized 79,838,671 and 68,795,987 shares issued and outstanding at September 30, 2013 and December 31, 2012	80	69
Additional paid-in capital	244,467	220,489
Accumulated deficit	(108,580)	(110,451)

Total stockholders’ equity	135,967	110,107

Total liabilities and stockholders’ equity	$224,374	$229,723